Exhibit 10.16
MASTER SERVICE AGREEMENT
This Master Service Agreement (“Agreement”) is entered into on 8/19, 2005(“MSA Effective Date”) by and between the Equinix Entities and the undersigned customer (“Customer”), and includes the following exhibits:
a.	Exhibit A — Confidentiality Provisions; and

b.	Exhibit B — Sublicensing Provisions.
Capitalized terms used herein but not otherwise defined will have the meaning ascribed to them in Section 10.
1. Services.
Subject to the terms and conditions set forth in this Agreement, Equinix will provide the Services to Customer.
2. Ordering.
     a. Customer may request Services during the Term by (i) executing a Sales Order, (ii) placing an Online Order, or (iii) placing a Phone Order. Each Order, which will only be effective when accepted by Equinix, will be governed by the terms and conditions of this Agreement.
     b. Equinix will provide Customer with an account and password to access the Customer Care Website. Customer is responsible for maintaining the confidentiality of its account and password and for restricting and granting access thereto. Notwithstanding anything in this Agreement to the contrary, Customer is responsible and liable for all activities that occur under Customer’s account (including all payments owed for any Orders that are placed under Customer’s account), regardless of whether such activities are conducted by Customer, a Sublicensee or any other third party, and regardless of whether such Orders are authorized by Customer. None of the Equinix Entitles have any obligation to verify that anyone using Customer’s account and password has Customer’s authorization.
3. Payment Terms and Taxes.
     a. Unless otherwise agreed between the parties in writing, Service Fees for the Services will begin to accrue on the Billing Commencement Date. Equinix will invoice Customer for the Services on a monthly basis (partial months will be billed on a pro rata basis) and Customer will pay for the Services in accordance with this Section 3 and the Orders. Customer will pay in full all invoices from Equinix within thirty (30) days of the date of invoice. Any past due amounts owed by Customer will accrue interest at the lesser of one and a half percent (1.5%) per month or the highest rate permitted by applicable law. Unless otherwise stated in the Order, all invoices will be paid in U.S. Dollars.
     b. The Service Fees for Services ordered through Sales Orders will be listed on the Sales Orders. For all other Orders, the Service Fees for Services will be Equinix’s then-current list price for such Services, unless otherwise agreed to by the parties in writing or in an Order Confirmation. Customer agrees to pay for the Services for the duration of the Term. Notwithstanding anything in this Agreement to the contrary, for each Service, excluding Power Services, upon the expiration of the initial Service Term, the rates and fees for such Service will be subject to change, at Equinix’s reasonable discretion, upon sixty (60) days’ prior notice to Customer.
     c. Notwithstanding anything to the contrary in this Agreement, including Section 3(b), at Equinix’s reasonable discretion, upon sixty (60) days’ prior notice to Customer, Equinix may change the rates and fees for the Power Services at any time after the first year of the Service Term for such Power Services, except that if Customer draws more than an average of 1.75 kVA per cabinet or rack in the Licensed Space in such IBX Center in which the Power Services are being provided, Equinix may also change the rates and fees for the Power Services at any time prior to the end of the first year of the Service Term for such Power Services.
     d. No Equinix Entity is responsible or in any way liable for any Taxes or third-party charges related to the activities, or the ownership or operation of the equipment (including Customer’s Equipment), of any of the following: Customer, Customer’s Authorized Persons, Accompanying Persons, and Associated Entities, at any IBX Center, or attributable to, any IBX Center. Without limiting the foregoing, Customer will be responsible for paying any and all Taxes separately imposed, levied or assessed against Customer by, and preparing and filing any necessary return with, any governmental, quasi-governmental or tax authorities by the date such payments and returns are due. In no event will Customer’s Equipment be construed to be fixtures.
     e. Service Fees are exclusive of any Taxes imposed on Service Fees. Customer will be responsible for paying any Taxes Imposed on Service Fees at the same time it pays the Service Fees. Customer will be responsible for timely paying in full all Taxes.
     f. If Customer is required to make any deduction or withholding or to make any payment, on account of any Taxes in any jurisdiction, In respect of any amounts payable hereunder by Customer to the Equinix Entities, such amounts will be increased to the extent necessary to ensure that after the making of such deduction, withholding or payment, the Equinix Entities receive when due and retain (free from any liability in respect of any such deduction, withholding or payment) an amount equal to what would have been received and retained had no such deduction, withholding or payment been required or made.
     g. In the event that Customer’s account is past due two (2) or more times in any twelve (12) — month period, Equinix may charge Customer a deposit equal to one (1) month of the recurring Service Fees that are billable at the time such deposit is charged (the “Deposit”). The Deposit shall be held by Equinix and returned or credited to Customer, without interest, upon termination of this Agreement if Customer so requests in writing at that time. In the event of breach of this Agreement by Customer, Equinix shall, without limiting its remedies otherwise available, have the right to apply the Deposit to the damages suffered by Equinix as a result of such breach.
4.	Access and Use of the IBX Centers, and Use of Customer’s Equipment
     a. Subject to the terms and conditions of this Agreement, Customer will have access to the Licensed Space twenty-four (24) hours per day, three hundred sixty-five (365) days per year.
     b. Unless otherwise expressly provided in an Order (and then only to the extent otherwise expressly provided therein), Customer will be responsible for configuring, providing, placing, installing, upgrading, adding, maintaining, repairing, and operating Customer’s Equipment, which actions Customer may engage in only to the extent permitted by, and subject to, the terms and conditions of this Agreement Customer represents, warrants and covenants that Customer has the legal right and authority (including regulatory consents), and will continue to have the legal right and authority throughout the Term, to operate, configure, provide, place, install, upgrade, add, maintain and repair Customer’s Equipment as contemplated by this agreement. Without limiting the foregoing, Customer will obtain, and maintain throughout the term, such consent of Customer’s subcontractors, third party providers, vendors, Sublicensees and any other parties as may be necessary for Equinix (including any contractors or others acting at Equinix’s request) to have the right to use and access Customer’s Equipment for the purpose of providing Services.
     c. At all times during the Term, Equinix and Customer agree to comply with the Policies, which are at all times incorporated by reference into this Agreement. Customer acknowledges that it has received a copy of the current Policies prior to the execution of this Agreement. Any modification by Equinix to the Policies will be effective upon notice to

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Customer, except modifications to the Shipping Policies, which will be effective immediately upon being made.
     d. Customer will be responsible and liable for all acts or omissions of Customer’s Authorized Persons, Accompanying Persons, and Associated Entitles, and all such acts or omissions will be attributed to Customer for all purposes under this Agreement (to the same extent as if Customer had committed the act or omission), including for purposes of determining responsibility, liability and indemnification obligations.
     e. Customer will not file a mechanic’s lien or similar lien on the Licensed Space or IBX Centers, and Customer will be responsible for any mechanic’s lien or similar lien filed by any Authorized Person, Accompanying Person or Associated Entity. Without limiting the foregoing, In the event any such lien is filed, Customer will be responsible for the immediate satisfaction, payment or bonding of any such lien.
5. Indemnification.
     a. Equinix will Indemnify, defend and hold harmless the Customer Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) for personal injury or damage to tangible property resulting from the gross negligence or willful misconduct of Equinix.
     b. Customer will indemnify, defend and hold harmless the Equinix Parties from any and all liability, damages, costs and expenses (Including reasonable attorneys’ fees and expenses) for (i) personal injury or damage to tangible property resulting from the gross negligence or willful misconduct of Customer; (ii) any claim by any of Customer’s Authorized Persons, Accompanying Persons or Associated Entities or any employee of Customer other than a claim based on the gross negligence or willful misconduct of Equinix; (iii) any claim relating to, or arising out of, Customer’s, or any of its customers’, services, equipment (including Customer’s Equipment) or Customer’s use of the Services provided under this Agreement (including claims relating to Interruptions, suspensions, failures, defects, delays, impairments or inadequacies In any of the aforementioned services, including the Services from Equinix); (iv) any claim that Customer has failed to fulfill a contractual obligation with a third party; and (v) any claim resulting from Customer’s failure to obtain or maintain the required consents pursuant to Section 4(b).
     c. Through counsel of its own choosing, the indemnified party has the right to participate in (but not control the defense of) any proceeding in which it is being indemnified under this Agreement, but in such event the indemnified party will be solely responsible for paying the legal fees and expenses for its own counsel. The indemnifying party will, however, continue to be solely responsible for all other expenses relating to the action, Including the legal fees and expenses of the counsel it selects to defend the claims.
6. Warranty Disclaimer, Limitation of Liability, Credits.
     a. NONE OF THE EQUINIX ENTITIES WARRANT THAT THE SERVICES PROVIDED HEREUNDER WILL BE UNINTERRUPTED, ERROR-FREE, OR COMPLETELY SECURE. THE EQUINIX ENTITIES DO NOT MAKE, AND THE EQUINIX ENTITIES HEREBY DISCLAIM, ANY AND ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE EQUINIX ENTITIES DO NOT MAKE, AND HEREBY DISCLAIM, ALL EXPRESS WARRANTIES. ALL SERVICES PROVIDED PURSUANT TO THIS AGREEMENT ARE PROVIDED OR PERFORMED ON AN “AS IS”, “AS AVAILABLE” BASIS, AND CUSTOMER’S USE OF THE SERVICES IS SOLELY AT ITS OWN RISK.
     b. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL ANY OF THE EQUINIX ENTITIES OR CUSTOMER BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT. INCIDENTAL, SPECIAL, RELIANCE, EXEMPLARY OR PUNITIVE DAMAGES INCLUDING LOST PROFITS, LOSS OF BUSINESS, LOSS OF REVENUES, LOSS OF DATA, INTERRUPTION OR CORRUPTION OF DATA, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR ANY OTHER TYPE OF DAMAGES OTHER THAN DIRECT DAMAGES.
     c. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE EQUINIX ENTITIES’ TOTAL LIABILITY TO CUSTOMER IN THE AGGREGATE FOR THE ENTIRE TERM (AND REGARDLESS OF WHETHER THE CLAIMS ARE BROUGHT DURING OR AFTER THE TERM) WITH RESPECT TO ALL CLAIMS ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ATTORNEY’S FEES) WILL NOT EXCEED THE AMOUNT ACTUALLY PAID BY CUSTOMER FOR THE THREE (3)- MONTH PERIOD IMMEDIATELY PRECEDING THE MONTH IN WHICH THE FIRST CLAIM AROSE. AS A FURTHER LIMITATION, THE EQUINIX ENTITIES’ MAXIMUM LIABILITY FOR ANY CLAIMS RELATING TO SERVICES OFFERED OR PROVIDED BY EQUINIX (I) FOR A NON-RECURRING CHARGE ONLY, OR (II) AS SMART HANDS SERVICES, SHALL NOT EXCEED THE AMOUNT OF THE SERVICE FEE FOR SUCH SERVICE PROVIDED ON THE OCCASION GIVING RISE TO THE CLAIM.
     d. THE LIMITATIONS SET FORTH IN SECTIONS 6(b)-(c) WILL APPLY TO ANY AND ALL CLAIMS AND CAUSES OF ACTION WHATSOEVER, REGARDLESS OF WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHER THEORY.
     e. The Equinix Entities and Customer each waive the right to bring any claim against the other Party arising or in any way relating to this Agreement more than six (6) months after the date this Agreement expires or is earlier terminated.
     f. If some or all of the Licensed Space is not usable for a period exceeding one hour (the “Temporarily Unusable Licensed Space”), Customer will be entitled to a credit of one seven hundred twentieth (1/720) of the monthly recurring portion of the Service Fee for such Temporarily Unusable Licensed Space for each hour that such space is unusable. This credit is Customer’s sole and exclusive remedy for interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the Services. Notwithstanding the foregoing, Customer will only have the right to receive a credit if (i) Customer notifies Equinix within five (5) days of its inability to use the Temporarily Unusable Licensed Space and (ii) the Temporary Unusable Licensed Space is not usable for reasons other than for (a) the actions or emissions of Customer, Customer’s Authorized Persons, Accompanying Persons, or Associated Entitles; (b) Customer’s Equipment, or the equipment of any of Customer’s Authorized Persons, Accompanying Persons, or Associated Entitles; or (c) circumstances or events beyond Equinix’s control.
7. Insurance.
     a. Customer agrees to maintain, at Its expense, for each IBX Center during the entire time this Agreement is in effect, (i) Commercial General Liability insurance in an amount not less than One Million U.S. Dollars ($1,000,000), or the local currency equivalent, per occurrence for bodily injury, death and property damage, which policy will include contractual liability coverage related to this Agreement; (ii) Workers’ Compensation and employer’s liability insurance in an amount not less than that prescribed by law; and (iii) umbrella or excess liability insurance with a combined single limit of no less than Two Million U.S. Dollars ($2,000,000) or the local currency equivalent. Prior to any use of the Licensed Space at an IBX Center (including, but not limited to, delivery of any of Customer’s Equipment to an IBX Center), Customer will finish Equinix with certificates of insurance that evidence the minimum levels of insurance set forth herein and which name as additional insureds the Equinix Entities and other parties with an interest in the Licensed Space or the IBX Center, as designated by Equinix. In addition, Customer will notify Equinix of any non-renewal, cancellation, reduction in policy limit or other material change in Customer’s coverage at least forty-five (45) days prior to such change in coverage. None of the Equinix Entities have any obligation to insure any property belonging to or in the possession of Customer.
     b. Customer will cause and ensure that each insurance policy referred to in Section 7(a), will provide that the insurers waive all claims and rights of recovery by subrogation against the Equinix Parties in connection with any liability or damage covered by Customer’s insurance policies. As to any property insurance carried by Equinix on the IBX Centers where any of the Licensed Space is located, Equinix will obtain a

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waiver of subrogation in favor of Customer. Except as set forth in Section 5, Customer will not have any responsibility for any loss or damage to equipment owned by any of the Equinix Entities, and none of the Equinix Entities will have any responsibility for any loss or damage to Customer’s Equipment.
8.	Term of Agreement, Suspension of Service, Termination, and Removal of Customer’s Equipment.
     a. This Agreement will commence on the MSA Effective Date. Unless earlier terminated in accordance with its terms, this Agreement will terminate on the date the last Order then in effect expires or is terminated pursuant to the terms and conditions set forth in this Agreement (which will be the date on which the last Service Term of such last Order expires or is terminated pursuant to the terms and conditions of this Agreement). For each Service ordered on a Sales Order, the initial Service Term for such Service will be stated in the applicable Sales Order. Unless otherwise agreed to by the parties in writing or in an applicable change order or order confirmation agreed to by the parties, the initial Service Term for each Service ordered via a Phone Order or Online Order will be the Online/Phone Order Service Term. Unless otherwise agreed to by the parties in writing or in an applicable change order agreed to by the parties, for each Service, upon expiration of the Initial Service Term, and upon expiration of each renewal, the Service Term for such Service will renew automatically for additional terms of one (1) year each, unless either Equinix notifies Customer, or Customer notifies Equinix, at least ninety (90) days prior to the end of the then-current Service Term for such Service that it has elected to terminate the Service Term for such Service, in which event the Service Term for such Service will terminate at the end of such then-current Service Term.
     b. Either Party may terminate this Agreement by giving notice of termination to the other Party if the other Party breaches any material term or condition of this Agreement end fails to cure such breach within thirty (30) days after receipt of notice of the same. Notwithstanding the foregoing, except where Customer has failed to timely cure a monetary breach, if a Party fails to timely cure a material breach as to only one IBX Center, and Customer has Licensed Space in more than one IBX Center, then the non-breaching Party may only terminate this Agreement (and the corresponding Orders) as to the IBX Center where the material breach has not been timely cured, and this Agreement will remain in full force and effect as to all other IBX Centers.
     c. Notwithstanding Section 8(b), the Equinix Entities may terminate this Agreement (or, at Equinix’s sole discretion, suspend the provision of Services, including discontinuing the supply of power and denying access to the IBX Center) if (I) Customer fails to cure any monetary breach of this Agreement (e.g. fails to pay any amounts owed) within ten (10) days of notice of the same (five (5) days in the event Customer’s account is past due on three (3) or more occasions during a six (6)-month period); (II) Customer liquidates, ceases to do business, or becomes insolvent; (III) Customer breaches any provision of this Agreement that in Equinix’s reasonable Judgment interferes with Equinix’s operation or maintenance of the IBX Center or with its other customers’ use thereof, and Customer fails to cure such breach within one (1) hour of being notified of the same, or (iv) Customer breaches any provision of this Agreement that in Equinix’s reasonable Judgment has the potential to interfere with Equinix’s operation or maintenance of the IBX Center or with its other customers’ use thereof, and Customer fails to cure such breach within forty-eight (48) hours of being notified of the same. Notwithstanding the foregoing, if clause (III) or (iv) above is applicable, while Equinix may suspend the provision of Services in accordance with the above Equinix will not terminate this Agreement based on such clauses alone unless Customer’s breach continues for at least ten (10) days. If Equinix suspends a Service pursuant to this Section 8(c), unless Equinix has subsequently terminated this Agreement as permitted herein. Equinix will resume the discontinued Service within twenty-four (24) hours after it is reasonably satisfied Customer has cured the breach(es) which gave rise to Equinix’s right to suspend the Service. Equinix may charge a reinstatement fee equal to the direct out-of-pocket expenses incurred by Equinix to resume the discontinued Service.
     d. The Equinix Entities may terminate this Agreement as to any affected Licensed Space or IBX Center if any portion of the IBX Center in which the affected Licensed Space is located becomes subject to a condemnation proceeding or is condemned, Equinix’s possession is otherwise terminated or abated, or Equinix cannot provide Customer with access to the affected Licensed Space as contemplated herein for a period exceeding thirty (30) days. Customer may terminate this Agreement as to a Licensed Space if Equinix changes the Policies in a way that materially end adversely affects Customer’s use of the Services in such Licensed Space, but only if within ten (10) days after Customer’s receipt of notification of such change in the Policies, Customer notifies Equinix that Customer wishes to terminate this Agreement as to such Licensed Space on such grounds.
     e. Upon expiration or termination of an Order (or any portion thereof), all other rights of Customer with respect to the Licensed Space Licensed under such Order (or the affected portion thereof) (“Terminated Space”) will terminate, and Customer will remove all of Customer’s Equipment and other property belonging to Customer or Customer’s Authorized Persons, Accompanying Persons and/or Associated Entities, but excluding any wiring, cable or other equipment or property owned, leased or licensed by any of the Equinix Entities, from the Terminated Space no later than the effective date of such termination. If Customer fails to remove any such property in accordance with this Section 8(e), the Equinix Entities will be entitled to pursue all available legal remedies against Customer, including one or more of the following remedies: (i) immediately removing any or all such property and storing it at Customer’s expense at an on-site or off-site location, (ii) shipping such property to the address set forth at the end of this Agreement at Customer’s risk and expense, or (iii) upon providing thirty (30) days’ prior notice to Customer, and if Customer fails to remove such property within such thirty (30)-day period, liquidating such property in any commercially reasonable manner and charging Customer for all costs associated with the liquidation. Notwithstanding anything in this Agreement to the contrary, Customer will not be entitled to remove any Customer’s Equipment from an IBX Center, and Customer waives its right to do so, upon termination of this Agreement if Customer’s account is past due.
     f. While Customer has no right to use the Services provided under an Order after the end of the Service Term, if Customer does so, Customer will be obligated to pay for such Services pursuant to the terms and conditions of this Agreement and any such Order, and any such Order will continue in effect for as long as the Services are used by Customer. Notwithstanding the foregoing, in such event, any such Order will be terminable at will by Equinix effective immediately upon notice to Customer. In addition, notwithstanding anything in this Agreement to the contrary, if this Agreement would have otherwise terminated prior to Customer’s cessation of its use of the Services, this Agreement will continue in effect for as long as the Services are used by Customer, but this Agreement will be terminable at will by the Equinix Entities effective immediately upon notice to Customer.
     g. Customer grants Equinix a security interest in all of Customer’s Equipment now or hereafter located at each IBX Center, to secure payment of all amounts and satisfaction of all obligations due under this Agreement. In connection therewith, if required by applicable law, Equinix will be entitled to file one or more financing statements with respect to its security interest and Customer will sign all necessary documents, and take such other actions as Equinix reasonably requests, to perfect or continue such security interest. Equinix will not take any action to enforce its security interest in the Equipment until such time as any invoice is sixty (60) days or more past due.
     h. Neither Party will be liable to the other Party for property terminating this Agreement or any portion thereof in accordance with its terms, but Customer will be liable to the Equinix Entities for any amounts owed prior to the effective date of termination. Notwithstanding anything to the contrary in this Agreement, the Equinix Entities have the right to recover from Customer all damages recoverable under law for the period past the end of the Term, if the Equinix Entities terminate this Agreement prior to the end of the full Term due to Customer’s material breach.
     i. Notwithstanding anything in this Agreement (including in any Order) to the contrary, under no circumstances will any Order survive the expiration or earlier termination of this Agreement, and under no circumstances will any Order pertaining to an IBX Center survive the termination of this Agreement as to that IBX Center. None of the Equinix Entities will have any obligation to provide any Services after the expiration or earlier termination of this Agreement, and none of the Equinix Entities will have any obligation to provide any Services at an IBX Center after the expiration or earlier termination of this Agreement as to such IBX Center

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9. Miscellaneous.
     a. Except where otherwise expressly stated in the Agreement, (and regardless of whether certain provisions in this Agreement expressly require written notice, consent or approval) all notices, consents, or approvals required by this Agreement will only be effective if in writing and sent by (i) certified or registered air mail, postage prepaid, (ii) overnight delivery requiring a signature upon receipt, (iii) delivery by hand, or (iv) facsimile or electronic mail (promptey confirmed by certified or registered mail or overnight delivery), to the parties at the respective street addresses, facsimile numbers, or electronic mail addresses set forth at the end of this Agreement or such other addresses or facsimile numbers as may be designated in writing by the respective parties. Notices, consents and approvals will be deemed effective on the date of receipt, Notwithstanding anything to the contrary in this Agreement, notices sent by Equinix pursuant to Sections 3(b), 3(c) and 4(c) may be sent by first class US mail, and receipt of such notices shall be presumed to occur five (5) days after mailing.
     b. This Agreement will be governed in all respects by the internal laws of the State of California without regard to its conflict of laws provisions. The Parties irrevocably agree to the exclusive jurisdiction of the courts of San Francisco, California. If any legal action is brought by either Party arising from, or related to, the subject matter of this Agreement, the prevailing Party will be entitled to an award of its reasonable attorneys’ fees and costs.
     c. No Party’s directors, officers or employees will have any liability to any other Party with respect to this Agreement. Except as may be specifically otherwise consented to in writing by an Affiliate of a Party (and none of the other terms of this Agreement shall be deemed to constitute such consent), no Party’s Affiliates will have any liability to any other Party with respect to this Agreement, including with respect to any Orders. Notwithstanding anything in this Agreement to the contrary, an Affiliate of an Equinix Entity shall not be deemed to have consented to liability to Customer as a result of such Affiliate executing, amending (i.e., agreeing to a change order amending an Order) or otherwise being a Party to, one or more. Orders, or such Affiliate acting in connection with or relating to any such Order.
     d. Any Order may be amended by a change order that expressly provides it amends such Order, but only if such change order is either executed by Equinix end Customer, or is prepared by Equinix and agreed to by Equinix and Customer, and Equinix’s and Customer’s agreement to such amendment to the Order is reflected in the manner required by the change order. Any Order amended by a change order shall thereafter, as amended, continue to be governed by the terms and conditions of this Agreement. This Agreement, the exhibits, the Policies then in effect, and all Orders executed at any time during the Term, all of which are incorporated herein by reference into this Agreement, constitute the complete and entire agreement between the parties with respect to the subject matter hereof, and supersede and replace any and all prior or contemporaneous discussions, negotiations, proposals, understandings and agreements, written and oral, regarding such subject matter, as well as any industry custom. This Agreement will be effective only when signed by each Party. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Subject to the next sentence below, this Agreement may be amended only in writing by an instrument signed by each Party. For purposes of clarification, the prior sentence is not intended to modify or limit Equinix’s and Customer’s rights to (i) agree to Online Orders or Phone Orders pursuant to the terms of Section 9(f) below, (ii) amend Orders in accordance with the terms of a change order prepared by Equinix even where such change order does not require a writing executed by both parties to effect an amendment of such Orders, or (iii) enter into a Sales Order executed only by Customer and Equinix.
     e. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver will be effective unless made in writing and signed by an authorized representative of the waiving Party.
     f. If Customer and Equinix execute multiple Orders, each additional Order will supplement rather than replace the prior Orders, unless otherwise stated by the parties in writing. Notwithstanding anything in this Agreement to the contrary, (i) Equinix has no obligation to execute, or to amend, any Order with Customer, (ii) no Sales Order will be effective unless executed by both parties, (iii) no Online Order or Phone Order will be effective unless made by Customer and agreed to by Equinix, which agreement by Equinix will be reflected either by Equinix’s written confirmation of such Online Order or Phone Order or by Equinix’s commencement of the provision of the Services ordered under the Online Order or Phone Order, and (iv) no amendment to an Order will be effective unless the change order that is amending such Order is prepared by Equinix, and expressly provides that it amends such Order.
     g. Each Party acknowledges and agrees that it has reviewed, and has had an opportunity to have reviewed, this Agreement (including the exhibits and the Policies), and it is the parties’ intent that this Agreement will not be construed against any Party. The section headings and captions throughout this Agreement are for convenience and reference only, and will not be used to construe this Agreement.
     h. If any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a court to be invalid, illegal or unenforceable, the same will not affect the validity, legality, or enforceability of the portion of the provision, if any, that is not invalid, illegal or unenforceable, the application of such provision in any other circumstances, or the validity, legality, or enforceability of any other provision of this Agreement. All terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law, and, when necessary, the court in any action between the Parties is requested to reform any and all terms or conditions to give them as much effect as possible.
     i. Sections 5, 6, 7, 8, 9(b), (c), (e), (g), (i), (j), (n), Exhibit A, and Section (g) of Exhibit B will survive the termination of this Agreement. In addition, all provisions of this Agreement that can only be given proper effect if they survive the termination of this Agreement will survive the termination of this Agreement. This Agreement will be valid as to any obligation incurred prior to termination of this Agreement. Without limiting the foregoing, Customer will pay all amounts owed to the Equinix Entitles under this Agreement, including any amounts that are not due until after the expiration or earlier termination of this Agreement. Each Party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each Party under this Agreement and in the decision by each Party to enter into this Agreement. The parties agree that the warranty disclaimers and liability and remedy limitations in this Agreement will survive and apply even if found to have failed of their essential purpose.
     j. Except where otherwise expressly stated herein, and subject to the limitations set forth in Section 6, the rights and remedies provided for herein are cumulative and not exclusive of any rights or remedies that a Party would otherwise have.
     k. The Equinix Entities on the one hand, and Customer on the other hand, are independent contractors and this Agreement will not establish any relationship of partnership. joint venture, employment, franchise or agency between the Equinix Entities and Customer. Neither the Equinix Entities nor Customer will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent. Neither Customer nor the Equinix Entities grants the other the right to use its trademarks, service marks, trade names, logos, copyrights, or other intellectual property rights or other designations in any promotion, publication, or press release without the prior written consent of the other Party in each case.
     l. This Agreement, and the rights of customer hereunder, are, without any further action by any Party, subject and subordinate to the leases for the IBX Centers and all superior instruments to such leases (including, without limitation, mortgages or ground leases for the IBX Centers). This Agreement is a services agreement and is not intended to and will not constitute a lease of any real or personal property. Customer acknowledges and agrees that (i) it has been granted only a license (“License”) to use the Licensed Space in accordance with this Agreement; (ii) Customer has not been granted any real property interest under this Agreement; and (iii) Customer has no rights as a tenent or otherwise under any real property or landlord/tenant laws, regulations, or ordinances. The Equinix Entities hereby reserve, with respect to the IBX Centers, an rights not specifically granted to Customer in this Agreement, including, without limitation, the right (i) of access to and use of the IBX

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Centers for their own use or the use of others; (ii) to grant additional licenses to other persons or co-location customers for the use of portions of the IBX Centers; and (iii) to exercise or grant other rights not inconsistent with the rights granted in this Agreement.
     m. Any Equinix Entity (the “Applicable Equinix Entity”) may permit any other Equinix Entity, or any independent contractor or other third party, to perform any of the Applicable Equinix Entity’s obligations hereunder. Any Equinix Entity may assign or transfer any of its rights under this Agreement to any other Equinix Entity, and any Equinix Entity may assign, delegate or transfer its rights and obligations under this Agreement to an Equinix Affiliate, or to a party acquiring all or substantially all of an Equinix Entity’s business or assets, including through merger, and in the event of any such assignment, transfer or delegation, and the assumption by the transferee of the obligations of such Equinix Entity hereunder, such Equinix Entity will be released from any further liability or obligation under this Agreement Accordingly, the Equinix Entities may assign, delegate or transfer their rights and obligations under this Agreement to an Equinix Affiliate, or to a party acquiring all or substantially all of the Equinix Entities’ business or assets, including through merger, and in the event of any such assignment, transfer or delegation, and the assumption by the transferee of the obligations of the Equinix Entities hereunder, the Equinix Entities will be released from any further liability or obligation under this Agreement. Customer may assign this Agreement without the Equinix Entities’ consent only where the party to whom this Agreement is assigned by Customer is either an Affiliate of Customer, or is acquiring all or substantially all of Customer’s business or assets, including through merger. This Agreement will be binding upon and inure to the benefit of all successors and permitted assigns of the Equinix Entities and Customer, who will be bound by all of the obligations of their predecessors or assignors. Except as set forth in Exhibit B of this Agreement with respect to sublicensing only, and this Section 9(m) with respect to an assignment of the entire Agreement under the conditions specified above only, Customer will not assign, delegate, transfer or sublicense all or any part of the Licensed Space.
     n. The Equinix Entities will not be responsible or in any way liable, and Customer will not have any termination or other rights, arising out of or relating to any failure by any Equinix Entity to perform or any hindrance in the performance of its obligations under this Agreement if such failure or hindrance is caused by events or circumstances beyond such Equinix Entity’s control, including acts of God, war, labor strike, terrorist act, fire, flood, earthquake, any law, order, regulation or other action of any governing authority or agency thereof, or failure of the internet.
     o. All Orders are at all times subject to all of the terms and conditions of this Agreement. In the event of a conflict between the body of this Agreement and an Order, the body of this Agreement will control, unless the body of this Agreement or the Order states that the conflicting term in the Order controls.
     p. Unless otherwise expressly agreed to by the parties in writing, the applicable Equinix Entities will retain title to all parts and materials used or provided by any of the Equinix Entities or third parties acting on Equinix’s behalf in the performance and/or furnishing of the Services.
     q. The Parties agree that, with the exception of the applicable landlords of any of the Equinix Entities, there will be no third party beneficiaries to this Agreement, including, but not limited to, any Sublicensee, end user, customer or the insurance providers for either Party.
     r. The parties specifically exclude application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement.
10. Definitions.
Accompanying Person: Each person (other than an employee of an Equinix Entity) who is accompanied by an Authorized Person while at an IBX Center.
Affiliate: As to a party, means any entity controlling, controlled by, or under common control with such party, where the term “control” and its correlative meanings, “controlling,” “controlled by,” and “under common control with,” means the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the aggregate of all voting equity interests in an entity. Without limiting the foregoing, but in addition thereto, any Affiliate of, or subsidiary of, Equinix, Inc. shall be deemed to be an Affiliate of Equinix.
Associated Entity: Each individual, company, partnership or other entity of any type which employs, contracts with, or is otherwise associated or affiliated with any of Customer’s Authorized Persons or Accompanying Persons. Without limiting the foregoing definition, each Sublicensee that has sublicensed Sublicensed Space at an IBX Center will be an Associated Entity at such IBX Center.
Authorized Person: Each person who is included on a list of Authorized Persons given to Equinix by Customer in accordance with the Policies.
Billing Commencement Date: For each Service, unless otherwise agreed to by the parties in writing, (i) for a Service ordered in a Sales Order, the date designated in the Sales Order as the date charges will begin to accrue, and (ii) for a Service ordered in an Online Order or Phone Order, the date Equinix begins providing the Service to Customer, unless otherwise agreed to by the parties in the Order.
Cross-Connect: A physical or wireless interconnection within an IBX Center that (i) exits Customer’s cage or (ii) connects Customer to another Equinix customer.
Customer Care Website: The customer care website accessible via the Internet at a location designated by Equinix, which it has the right to change from time to time.
Customer Cross-Connect: A physical interconnection, including cable, connections, and other wiring, that (i) does not exit Customer’s cage, (ii) does not connect Customer to another Equinix customer, and (iii) interconnects (a) Equipment belonging to the Customer or (b) POD Equipment that is provided by an Equinix Entity and that is in Customer’s cage with Customer’s Equipment.
Customer’s Equipment: All network and/or computer equipment (including wiring and Customer Cross-Connects between such equipment and Customer’s POD Equipment) that is located in the Licensed Space, regardless of whether such equipment is owned, leased, licensed or otherwise obtained for use by Customer, Customer’s Authorized Persons, Accompanying Persons, or Associated Entities (but this does not Include Cross-Connects or POD Equipment that is provided by an Equinix Entity and that is located in Customer’s Licensed Space).
Customer Parties: Customer and the Affiliates, owners, officers, directors, employees, contractors and agents of Customer or of the Affiliates of Customer.
Equinix: References to Equinix refer to the Equinix Service Provider(s) who will provide the applicable Service(s), although in any of those references an Equinix Entity selected by Equinix, Inc. may act on behalf of such applicable Equinix Service Provider(s)).
Equinix Entities: Equinix Operating Co., Equinix Inc. and Equinix Pacific, Inc., and each of which Individually is an Equinix Entity
Equinix Parties: Each of the Equinix Entities and the Affiliates, owners, officers, directors, employees, contractors and agents of one or more of the Equinix Entitles or of the Affiliates of one or more of the Equinix Entitles.
Equinix Service Providers: Each Equinix Entity that has agreed to one or more Orders with Customer. Notwithstanding the foregoing, If, on behalf of another Equinix Entity, an Equinix Entity agrees to an Order with Customer, it is the Equinix Entity that will provide the Services and on whose behalf the Order was entered into who will be deemed both (i) the Equinix Service Provider for such Order and (ii) the Party who executed or agreed to such Order for all purposes under this Agreement.
IBX Centers: The internet Business Exchange Centers leased or owned by an Equinix Entity in which Customer licenses Licensed Space or receives Services from Equinix pursuant to an Order.
Licensed Space: The areas licensed by Customer under this Agreement and the Orders and as identified in the Orders as to the amount of space. For each Licensed Space, Equinix will determine at all times during the Term the exact location in the IBX Centers where the Licensed Space will be located, and Equinix will notify Customer accordingly.

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Online Order: An Order for Services placed by Customer via the Customer Care Website and accepted by Equinix pursuant to Equinix’s then current ordering procedures (as well as any amendment to such Order reflected In a change order agreed to by the parties in accordance with the terms of the applicable change order, the Order and this Agreement).
Online/Phone Order Term: For each Service ordered by an Online Order or Phone Order, the period commencing on the Billing Commencement Date for such Service and ending (i) when the License (as defined in Section 9(i)) for the Licensed Space into which such Service is provided expires or terminates pursuant to this Agreement or (ii) one (1) year after the Billing Commencement Date if such Service is not provided in a Licensed Space.
Order: Any Sales Order, Online Order or Phone Orders between Customer and Equinix. A change order that amends an Order is not itself considered to be an Order under this Agreement, but is instead considered to be an amendment of an existing Order under this Agreement.
Order Confirmation: A document which confirms, among other things, the Services, the quantity of such Services and the prices of such Services ordered in an Online Order or Phone Order and which is issued by Equinix and returned to Equinix pursuant to the instructions set forth in such document.
Party: Customer and each of the Equinix Entities. References to “each Party” include Customer and each Equinix Entity. References to the “other Party,” means, as to Customer, each of the Equinix Entities, and as to each of the Equinix Entities, such references mean Customer. Where the Agreement provides that “either Party” has a right to take an action under certain circumstances, one or more Equinix Entities may take such action (i.e. if one or more Equinix Entities wishes to take such action, it is not necessary that all Equinix Entities take such action).
Phone Orders: An Order for Services placed by Customer via telephone and accepted by Equinix pursuant to Equinix’s then current ordering procedures (as well as any amendment to such Order reflected in a change order agreed to by the parties in accordance with the terms of the applicable change order, the Order and this Agreement).
POD Equipment: The (i) patch panels, DSX panels for category 5 twisted pair, co-axial, single and multi-mode fiber, or (ii) other appropriate (as reasonably determined by Equinix) point of demarcation equipment.
Policies: The procedures, rules, regulations, security practices and policies adopted by Equinix that are then in effect for the IBX Centers, and as they may be amended from time to time by Equinix and so notified to Customer.
Power Services: Power circuits ordered by Customer. For the avoidance of doubt, Power Services do not include power provided by Equinix as part of a bundled service.
Sales Orders: All written sales orders executed by Customer and Equinix that provide that such sales orders are governed by, and incorporated by reference Into, this Agreement (as well as any amendment to such Order reflected in a change order agreed to by the parties in accordance with the terms of the applicable change order, the Order and this Agreement).
Services: All services, goods and other offerings of any kind set forth in an Order to be provided by Equinix to Customer pursuant to this Agreement.
Service Fees: Charges and fees for Services charged to Customer by Equinix pursuant to this Agreement.
Service Term: Each Service in an Order will have a Service Term, which for each Service will be the length of time from the agreed to effective date for the Service Term until the last day Equinix is required to provide such Service pursuant to the terms and conditions set forth in this Agreement or as otherwise agreed to by the parties in the applicable Order.
Shipping Policies: The portion of the Policies entitled Shipping Policies.
Sublicensed Space: The portion of the Licensed Space sublicensed to a Sublicensee by Customer pursuant to the terms of this Agreement.
Sublicensee: A customer of Customer or other third party who sublicenses all or part of the Licensed Space from Customer.
Taxes: Sales, use, transfer, privilege, excise, VAT, GST, consumption tax, and other similar taxes and duties, whether foreign, national, state or local, however designated, now in force or enacted in the future, which are levied or imposed by reason of the performance by Equinix or Customer under this Agreement or by Customer with respect to its operations and use of the Services, but excluding taxes on Equinix’s net income.
Term: The term of this Agreement as determined in accordance with Section 8(a) of this Agreement.
This Master Service Agreement has been entered into between the parties as of the MSA Effective Date.
Customer to complete:
The person signing below hereby warrants and represents that he or she has full authority to execute this Agreement for the Party on whose behalf he or she is signing.

Customer Name:	Demand Tec
(Complete Legal Name)

Authorized Signature:	/s/ Segan Maddox

Printed Name:	Segan Maddox

Title: Dir Customer Ops

Street address for notices:

1 Circle Star Way
San Carlos, CA 94070

Phone: 650.226 - 4600
Facsimile number: 650.556.1190
Electronic mail address: smaddox@demandtec.com
Equinix to complete:
The person signing below hereby warrants and represents that he or she has full authority to execute this Agreement for the Parties on whose behalf he or she is signing.

Authorized Signature:	/s/ Monica Brown Andrews

Printed Name: Monica Brown Andrews

Title: Director of Customer Contracts

Street addresses for notices:

301 Velocity Way, 5th Floor
Foster City, California 94404, USA

Phone: +1 650-513-7000
Facsimile number: +1 650-618-1857
Electronic mail address: contracts@Equinix.com

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Exhibit A
Confidentiality Provisions
The following provisions apply with respect to the treatment of confidential information disclosed by the Parties hereto. All capitalized terms not defined in this exhibit will have the respective meanings specified in the Master Service Agreement to which this Exhibit A is attached and incorporated by reference.
     a. Except as expressly permitted in this Exhibit A, no Party will, without the prior written consent of the other Party, disclose any Confidential Information of the other Party to any third party. Information will be considered Confidential Information of a Party if either (i) it is disclosed by the Party to the other Party in tangible form and is conspicuously marked “Confidential”, “Proprietary” or the like; or (5) (a) it is disclosed by a Party to the other Party in non-tangible form and is identified as confidential at the time of disclosure; and (b) it contains the disclosing Party’s customer lists, customer information, technical Information, pricing information, pricing methodologies, or information regarding the disclosing Party’s business planning or business operations. In addition, notwithstanding anything in this Agreement to the contrary, (i) the terms of this Agreement will be deemed Confidential Information of each Party; and (ii) the design of the IBX Centers, the Services provided and equipment used at the IBX Centers and the configuration, interconnection, switching and routing of telecommunication cables, networks and services at the IBX Centers will be considered Confidential Information of the Equinix Entities.
     b. Other than the terms and conditions of this Agreement, information will not be deemed Confidential Information hereunder if such Information (i) is known to the receiving Party prior to receipt from the disclosing Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; (ii) becomes known (independently of disclosure by the disclosing Party) to the receiving Party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing Party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving Party; (iv) is disclosed after the end of the Term; or (v) is independently developed by the receiving Party. Notwithstanding the foregoing, the terms and conditions of this Agreement will cease being confidential if, and only to the extent that, they become publicly known, except through a breach of this Agreement by the receiving Party.
     c. Each Party will secure and protect the Confidential Information of the other Party (including, without limitation, the terms of this Agreement) in a manner consistent with the steps taken to protect its own trade secrets and confidential information, but not less than a reasonable degree of care. Each Party may disclose the other Party’s Confidential Information where (i) the disclosure is required by applicable law or regulation or by an order of a court or other governmental body having jurisdiction after giving reasonable notice to the other Party with adequate time for such other Party to seek a protective order; (ii) if in the opinion of counsel for such Party, disclosure is advisable under any applicable securities laws regarding public disclosure of business information; or (iii) the disclosure is reasonably necessary and is to that Party’s, or its Affiliates’, employees, officers, directors, attorneys, accountants and other advisors, or the disclosure is otherwise necessary for a Party to exercise its rights and perform its obligations under this Agreement, so long as in all cases the disclosure is no broader than necessary and the person or entity who receives the disclosure agrees prior to receiving the disclosure to keep the information confidential. Each Party is responsible for ensuring that any Confidential Information of the other Party that the first Party discloses pursuant to this Exhibit A (other than disclosures pursuant to clauses (i) and (ii) above that cannot be kept confidential by the first Party) is kept confidential by the person receiving the disclosure.
     d. Notwithstanding the restrictions set forth in this Exhibit A or Section 9(k), during the Term, (i) any Equinix Entity may issue a press release announcing Customer’s entry into the IBX Centers without obtaining Customer’s consent; and (ii) either Party may publicly refer to the other Party, orally and in writing, as a customer or vendor of services of or to the other Party, as the case may be, without obtaining consent from such Party.

EXHIBIT A EQUINIX MSA UNITED STATES	Equinix Proprietary and Confidential

Exhibit B
Sublicensing Provisions
The following provisions apply with respect to any sublicense of Licensed Space (all capitalized terms herein having the respective meanings specified in the Master Service Agreement to which this Exhibit B is attached and incorporated by reference).
     a. Customer may sublicense the Sublicensed Space to Sublicensees provided that (i) the terms and conditions of such Sublicense will be no less restrictive than this Agreement, (ii) Customer will not in its dealing with such Sublicensees act or purport to act on behalf of any Equinix Entity or landlords of any Equinix Entity, (iii) Customer will require the Sublicensees to abide by the rules set forth in the Policies, and (iv) Customer will cause all Sublicensees to agree in writing that in consideration for the sublicense, Sublicensees waive, to the maximum extent permitted under law, any and all claims of any and all types against the Equinix Entitles and the landlords of any Equinix Entity, at all times, and that in no event will any Equinix Entity, or landlords of any Equinix Entity, have any liability to such Sublicensees, including liability to such Sublicensees for any damages whatsoever, including direct damages.
     b. Notwithstanding anything in this Agreement to the contrary, Customer will remain responsible to the Equinix Entities for the performance of all of Customer’s obligations under this Agreement (including the payment of all amounts owed under this Agreement) and all other agreements between any Equinix Entity and Customer (“Related Agreements”). No sublicense agreement or arrangement between Customer and any Sublicensees will relieve Customer from any liability under this Agreement or any Related Agreements. Without limiting the foregoing, Customer is responsible for paying the Service Fees for all of the Licensed Space (including Sublicensed Space) and the charges for Services for, or relating to, any or all of the Licensed Space (including Sublicensed Space). In no event will any Equinix Entity be deemed to be providing any Services to any Sublicensee for, or relating to, the Sublicensed Space, as the provision of any such Services will be deemed to be to Customer for all purposes under this Agreement. In addition, notwithstanding anything in this Agreement to the contrary, under no circumstances shall any Equinix Entity be deemed to have any obligations to any Sublicensee.
     c. Customer must ensure that each and every sublicense agreement or other sublicense arrangement that Customer has with a Sublicensee does not have any terms and conditions that (i) are inconsistent with this Agreement, or (ii) seek to provide any Sublicensee with rights that Customer does not have under this Agreement Without limiting the foregoing or any other restrictions on Sublicensees, no Sublicensee will have any right to use its Sublicensed Space in any manner that Customer is not permitted to use the Licensed Space.
     d. Sublicensees do not have any rights, separate and apart from Customer’s rights, to access their Sublicensed Space, Accordingly, only Customer’s Authorized Persons at an IBX Center may access the Sublicensed Space of Sublicensees at such IBX Center. Furthermore, none of the Equinix Entities are responsible for restricting a Sublicensee’s access to Customer’s Licensed Space located in a cage or suite to which that Sublicensee has access.
     e. Notwithstanding anything in this Agreement to the contrary, a Sublicensee has no right to sublicense, delegate, assign or otherwise transfer its rights to use the Sublicensed Space to any other person or entity without Equinix’s written consent, which consent may be withheld for any reason whatsoever or no reason. Any such sublicense, delegation, assignment or transfer will be null and void.
     f. If the parties agree, Equinix and Customer will participate in a joint press announcement to announce when a Sublicensee sublicenses Sublicensed Space at an IBX Center.
     g. Without limiting Customer’s indemnification obligations under Section 5, Customer will indemnify and hold harmless the Equinix Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) arising from or relating to (i) any claim from any person or entity, including any Sublicensee, arising from or relating to any breach by Customer of any provision of this Exhibit B; (ii) any claim from any person or entity, including any Sublicensee, arising from or relating to any sublicense or Sublicensed Space; (iii) any claim by a customer, vendor, third-party provider or end-user of any Sublicensee, or any person or entity acting on behalf, or at the direction, of any Sublicensee, relating to, or arising out of, a Sublicensee’s or any of its customers’ services, Customer’s or any of its customers’ services, or the Services provided under this Agreement (including claims relating to interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the aforementioned services, including the Services from Equinix); and (iv) any claim by a Sublicensee to the extent that such claim, if sustained, would result in any greater obligation or liability of any Equinix Entity to such Sublicensee than such Equinix Entity has undertaken to Customer under this Agreement.

EXHIBIT B EQUINIX MSA UNITED STATES	Equinix Proprietary and Confidential